SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   April 15, 2010

 China Yida Holding, Co.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-26777	50-0027826
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

28/F Yifa Building
No. 111 Wusi Road
Fuzhou, Fujian, P. R. China
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

86-591-28308388
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective April 15, 2010 (the “Effective Date”), China Yida Holding, Co. and its wholly owned subsidiary, Yida (Fujian) Tourism Group Limited (f/k/a Fujian Yunding Tourism Industrial Co., Ltd, collectively, the “Company”) jointly with Anhui Xingguang Investment Group Ltd. (the “Anhui Xingguang”), a reputable privately held company engaged in real estate and commercial development in Anhui province, entered into an Emperor Ming Taizu Cultural and Ecological Resort and Tourist Project Finance Agreement (the “Agreement”) with Anhui Province Bengbu Municipal Government (the “Government”), pursuant to which the Company and Anhui Xingguang will form a limited liability company (the “Project Company”), with a total registered capital of RMB 100 million (approximately $14.6 million) to engage in construction and development of the Ming Dynasty Entertainment World (the “Project”). The Project includes recreational developments of Royal Hot Spring World (a resort hotel), Royal Tour Town, Filial Piety Temple, and Royal Hunting Garden.

The Project Company will obtain the land use right for the Project on an approximately 5,000 Mu lot (approximately 824 acres, 1 Mu = 6.07 acres, the “Project Land”), of which approximately 500 Mu will be industrial use land suitable for tourism, recreational and commercial real estate purposes, approximately 250 Mu will be commercial use land suitable for tourism real estate purpose, and approximately 4,250 Mu will be ecological use land suitable for tourism-environment-enhancement purposes.

We will obtain land use rights to the industrial use land and commercial use land from the Government by paying lump-sum land-grant fees upon receipt of such land use rights, and will obtain land use rights to the ecological use land from rural collectives and individuals by paying rent in accordance with lease agreement.

In order to facilitate the development of the Project, the Government shall, among others,

1.
complete environmental impact assessment, approval, registration and other administrative matters related to the Project timely to ensure that the Company and Anhui Xingguang can complete the Project construction and development on schedule;

2.
assist the Project Company in obtaining all necessary permits, certificates & opinions from government agencies. In particular the state-owned-land use right permit, land planning permit, construction planning permit, construction permit and government opinion on site selection;

3.	ensure that the Project Land surrounding area has power cables, public sewage, digital electronic signal outputs, and access to main public roads;
4.
be responsible for cemetery and resident relocation from the Project Land, provided, however, the the Company and Anhui Xingguang shall be responsible for relocation compensations in accordance with the national standard; and

5.	implement natural environment, ecological forest and natural grassland protection polices, and maintain environmental protection, forest fire prevention, and social security.

 The Company and Anhui Xingguang shall, among others,

1.	submit the Project blueprint and planning to the Government for approval;
2.	be entitled to all revenues generated by the Project, except for the land-grant fees, rent, and tax;
3.	be obligated to protect environment and prevent water pollution and forest fire.

In the event that the Government breaches this Agreement, which causes interruptions to the Project construction, the Company and Anhui Xingguang shall have the right to withdraw their investment in the Project in whole or in part, to obtain refund of all pre-paid fees, and to receive reimbursement for all fees including, but not limited to, management fees, project planning fees, project development fees and other related fees.

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In connection with entry into the Agreement, the Company and Anhui Xingguang entered into a Project Finance Agreement effective April 15, 2010 (the “Financing Agreement”). Pursuant to the Finance Agreement, the Company  shall contribute approximately RMB 60 million (approximately $8.78 million) to acquire 60% equity interest in the Project Company, and Anhui Xingguang shall contribute approximately RMB 40 million (approximately $5.8 million) to acquire the remaining 40% equity interest.  The respective rights and obligations of each of the Company and Anhui Xinguang shall be provided by Project Company charter.

The Project Company shall elect a five-member board of director (the “Board”), of which three members will be appointed by the Company and the remaining two members appointed by Anhui Xingguang. The Board shall have one chairman, appointed by the Company, and one vice chairman, appointed by Anhui Xingguang. In addition, the Project Company shall elect a three-member board of supervisors, of which two members will be appointed by the Company and one appointed by Anhui Xingguang.

Item 8.01 Other Events

In order to better reflect the Company’s strategy of expanding its business operations in China by extending the Company’s business model through acquiring or collaborating with other domestic tourism destinations, China Yida Holding Co. changed the company name of its operating subsidiary, “Fujian Yunding Tourism Industrial Co., Ltd” to “Yida (Fujian) Tourism Group Limited” on April 12. 2010.

On April 15, 2010, we issued a press release announcing that we entered into the Emperor Ming Taizu Cultural and Ecological Resort and Tourist Project Finance Agreement with the Bengbu Municipal Government.  A copy of the press release announcing our execution of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial Statements of Business Acquired.
None.

(b)	Pro Forma Financial Information.
None.

(c)	Exhibits.
99.1 Press Release, dated April 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

China Yida Holding, Co.

	By:	/s/ Minhua Chen
Name: Minhua Chen
Title: Chairman and Chief Executive Officer
Dated: April 15, 2010

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